Exhibit 99.1

For immediate release
Contact: Mark Polzin (314) 982-1758 or William Walkowiak (314) 982-8622

EMERSON ANNOUNCES THIRD QUARTER 2009 RESULTS

•	Sales of $5.1B, flat with second quarter 2009
•	Earnings per share of $0.51
•	Free Cash Flow of $800M, Up 19% from third quarter 2008;
Operating Cash Flow of $916M, Up 11%
•	Expects full year earnings per share $2.20 to $2.30

ST. LOUIS, August 4, 2009 – Emerson (NYSE: EMR) announced net sales for the third quarter ended June 30, 2009 of $5.1 billion, a decrease of 22 percent compared with $6.6 billion for the same period last year. Underlying sales in the quarter declined 19 percent, which excludes a 4 percent unfavorable impact from currency exchange rates and a 1 percent positive impact from acquisitions. On a sequential basis, sales in the third quarter 2009 were essentially flat with the second quarter, an encouraging sign of stabilization, but below what we had expected a few months ago.

Earnings per share from continuing operations for the third quarter were down 38 percent to $0.51 per share. Restructuring expense of $83 million was substantially higher in the quarter versus the prior year and had a negative impact of $0.05 on the earnings per share comparison. Including discontinued operations in the third quarter of fiscal year 2008, net earnings per share declined 35 percent.

The third quarter operating profit margin declined to 14.7 percent compared to 16.6 percent in the prior year. A major driver of the margin decline was deleverage from operations running below capacity due to lower sales volume (approximately 3 points) and a significant liquidation of operational inventory of approximately $275 million which impacted profits negatively by

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approximately $55 million or 1 margin point. Unfavorable mix also negatively impacted the margin (approximately 1 point). This was partially offset by cost reductions driven by our aggressive restructuring (approximately 2 points) and other items (approximately 1 point). Sequentially, the operating profit margin increased 60 basis points from second quarter to third quarter fiscal year 2009 on essentially flat revenue. The pretax earnings margin for the third quarter was 10.7 percent compared to 14.4 percent in the prior year period and 10.8 percent in the second quarter of 2009.

“While we continue to face considerable challenges in a number of our markets, we are making excellent progress in repositioning and restructuring the company globally to significantly strengthen the foundation of the company,” said Emerson Chairman, Chief Executive Officer and President David N. Farr. “We are generating significant amounts of cash flow, in spite of considerably lower demand compared to last year. In each business segment, we have acted decisively to restructure our operations in line with current and expected levels of demand. Our sequential operating profit improvement demonstrates that our actions are working and will have a positive impact as we move forward. Importantly, the changes we are making will allow us to operate more efficiently and faster over the long-term. This includes moving production to best-cost regions and closer to our growing customers and suppliers. This generates a stronger long-term competitive advantage.”

Balance Sheet / Cash Flow:

For the third quarter, operating cash flow increased 11 percent versus prior year to $916 million and capital expenditures were $116 million resulting in free cash flow (operating cash flow less capital expenditures) of $800 million, an increase of 19 percent versus the prior year quarter. The cash flow improvement was driven by the operational inventory reduction in the quarter of over $275 million. Free cash flow was over 200 percent of net earnings for the third quarter. For the nine months ended in June, the company generated $1,734 million in operating cash flow and spent $388 million on capital expenditures resulting in free cash flow of $1,346 million or 110 percent of net earnings.

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“At Emerson, our business decisions are made with a long-term perspective,” Farr said. “At the same time, we are flexible in quickly adjusting to changing market conditions. An example is our decision to significantly reduce inventory levels across the business. During the second quarter, we reduced inventory by more than $200 million, and targeted a similar reduction for the second half of the fiscal year. We accomplished this goal in only three months, reducing operational inventory levels by another $275 million in our third quarter. We will not stop until we see a real stabilization or increase in customer demand. We are now targeting to reduce inventory, excluding acquisitions, by another $150 to $200 million in the fourth quarter, driving our inventory towards $1.8 billion by September 30, 2009. Our aggressive inventory actions, while significantly pressuring short term margins, will serve the shareholders and company well when the business cycle turns positive and our best cost global facilities start increasing production. Even under difficult market conditions, Emerson is generating strong cash flow to support our objectives for acquisitions, new technology development, share repurchases and dividends to shareholders.”

Business Segment Highlights:

Process Management reported a sales decline of 13 percent for the quarter, which included a 9 percent decline in underlying sales, a negative 7 percent currency impact, and a positive 3 percent impact from the Roxar acquisition. Underlying sales from international markets were down 4 percent while sales in the United States declined 18 percent. Segment margin declined to 14.8 percent versus 20.0 percent in the prior year driven by volume deleverage and significant inventory reduction (approximately 1 margin point each) and unfavorable mix (approximately 2 margin points) as well as a $14 million restructuring expense increase. While the late-cycle nature of the business will put pressure on 2010 revenues, the long-term fundamentals of the served markets remain very good. End markets such as power, water, and wastewater treatment provide near-term opportunities to continue to expand our market leadership. As we have done successfully in past cycles, we continue to

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invest in breakthrough technologies, expand our geographic presence and improve the cost structure of the business, both organically and through acquisitions.

Industrial Automation sales decreased 36 percent for the quarter, reflecting very weak global industrial markets. The sales decline was broad across the businesses and regions served within this segment. Underlying sales declined 34 percent, unfavorable currency subtracted 5 percent and the System Plast and Trident acquisitions added 3 percent. The margin for this segment declined to 5.0 percent, versus 14.6 percent in the prior year quarter, impacted heavily by the volume deleverage (approximately 7 margin points), significant inventory reduction (approximately 1 margin point), as well as an $8 million increase in restructuring spending.

Network Power sales declined 22 percent versus the prior year quarter, but increased 2 percent sequentially from the second quarter. Underlying sales were down 15 percent, currency subtracted 4 percent and the Embedded Computing acquisition subtracted 3 percent versus the same period last year. Segment margin contracted to 10.3 percent versus the prior year margin of 12.7 percent, with increased restructuring expense (including acquisition integration costs) of $24 million impacting margins negatively by 2 margin points. However, the segment margin improved 2.1 margin points from the second quarter, a sign of benefits flowing through from the aggressive restructuring of the cost base.

Climate Technologies reported a sales decline in the quarter of 21 percent, which included an underlying sales decrease of 20 percent, an unfavorable 3 percent impact from currency and a positive 2 percent impact from acquisitions. Sequentially, we see signs of stabilization as sales grew 17 percent from the second quarter, including a 22 percent underlying increase in the U.S. market. The margin for this segment declined 0.3 margin points from the prior year to 15.2 percent, but improved over 6 margin points from the second quarter, reflecting effective cost reduction efforts, and a slowdown in the inventory reduction program.

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Appliance and Tools sales decreased 23 percent in the quarter, which included a 1 percent unfavorable impact from currency translation. The segment margin improved slightly to 14.0 percent, driven by cost reduction efforts and a $9 million impairment charge related to the appliance control business recorded in third quarter 2008, partially offset by deleverage on lower sales volume. Consumer-based product demand showed signs of stabilization in the quarter. The Appliance and Tools business achieved 6 percent sales growth and a 5.6 margin point expansion from the second quarter.

Fiscal Year 2009 Outlook:

The bottom of the global economic recession is forming and we expect to see the bottom in the global GFI (gross fixed investment) decline in our fourth fiscal quarter, but we do not expect to see any significant recovery until late 2010. This will be discussed during our conference call later today. Based on results for the first three quarters of fiscal 2009 and current order trends, Emerson expects full year earnings per share in the range of $2.20-$2.30. Underlying sales are expected to decline 12 to 13 percent from 2008 levels, which excludes an estimated 4 percent unfavorable impact from currency translation and a 1 percent favorable impact from completed acquisitions resulting in a net sales decline in the range of 15 to 16 percent to $20.8 to $21.1 billion. Fiscal 2009 operating cash flow is targeted to be $3 billion and the free cash flow target is $2.4 to $2.6 billion. We will continue to reduce our global inventory until the global recovery is clearly happening, early in calendar year 2010. The company expects to incur approximately $280 to $300 million of restructuring expense in fiscal 2009.

Upcoming Investor Events

Today, August 4 at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the third quarter results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's website at

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www.emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the website.

Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate website.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(Dollars in millions, except per share amounts, unaudited)

	Quarter Ended June 30,		Percent
	2008	2009	Change

Net sales	$6,568	$5,091	-22%
Less: Costs and expenses
Cost of sales	4,155	3,253
SG&A expenses	1,321	1,089
Other deductions, net	100	141
Interest expense, net	46	64
Earnings from continuing operations before income taxes	946	544	-43%
Income taxes	299	157
Earnings from continuing operations	$647	$387	-40%

Discontinued Operations, net of tax	(35)	–
Net earnings	$612	$387

Diluted avg. shares outstanding (millions)	787.8	754.7

Diluted earnings per common share
Earnings from continuing operations	$0.82	$0.51	-38%
Discontinued operations	(0.04)	–
Diluted earnings per common share	$0.78	$0.51	-35%

	Quarter Ended June 30,
	2008	2009
Other deductions, net
Rationalization of operations	$24	$83
Amortization of intangibles	20	31
Other	56	33
Gains	–	(6)
Total	$100	$141

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(Dollars in millions, except per share amounts, unaudited)

	Nine Months Ended June 30,		Percent
	2008	2009	Change

Net sales	$18,111	$15,593	-14%
Less: Costs and expenses
Cost of sales	11,446	9,922
SG&A expenses	3,757	3,401
Other deductions, net	170	353
Interest expense, net	147	157
Earnings from continuing operations before income taxes	2,591	1,760	-32%
Income taxes	827	542
Earnings from continuing operations	$1,764	$1,218	-31%

Discontinued Operations, net of tax	(40)	–
Net earnings	$1,724	$1,218

Diluted avg. shares outstanding (millions)	792.1	759.8

Diluted earnings per common share
Earnings from continuing operations	$2.23	$1.60	-28%
Discontinued operations	(0.05)	–
Diluted earnings per common share	$2.18	$1.60	-27%

	Nine Months Ended June 30,
	2008	2009
Other deductions, net
Rationalization of operations	$49	$190
Amortization of intangibles	59	78
Other	126	120
Gains	(64)	(35)
Total	$170	$353

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, unaudited)

	June 30,
	2008	2009
Assets
Cash and equivalents	$2,057	$1,382
Receivables, net	4,663	3,720
Inventories	2,562	2,062
Other current assets	812	554
Total current assets	10,094	7,718
Property, plant & equipment, net	3,458	3,475
Goodwill	6,713	6,976
Other	1,931	2,155

	$22,196	$20,324

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$1,732	$837
Accounts payable	2,563	1,824
Accrued expenses	2,506	2,308
Income taxes	242	24
Total current liabilities	7,043	4,993
Long-term debt	3,298	4,464
Other liabilities	2,101	2,207
Stockholders’ equity	9,754	8,660

	$22,196	$20,324

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions, unaudited)

	Nine Months Ended June 30,
	2008	2009
Operating Activities
Net earnings	$1,724	$1,218
Depreciation and amortization	530	542
Changes in operating working capital	(346)	69
Pension funding	(99)	(263)
Pension deferred tax benefit	47	130
Other	142	38
Net cash provided by operating activities	1,998	1,734

Investing Activities
Capital expenditures	(461)	(388)
Purchases of businesses, net of cash & equivalents acquired	(412)	(735)
Other	142	18
Net cash used in investing activities	(731)	(1,105)

Financing Activities
Net increase in short-term borrowings	774	40
Proceeds from long-term debt	400	1,254
Principal payments on long-term debt	(10)	(680)
Dividends paid	(708)	(749)
Purchases of treasury stock	(727)	(718)
Other	(45)	(94)
Net cash used in financing activities	(316)	(947)

Effect of exchange rate changes on cash and equivalents	98	(77)

Increase (decrease) in cash and equivalents	1,049	(395)

Beginning cash and equivalents	1,008	1,777

Ending cash and equivalents	$2,057	$1,382

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(Dollars in millions, unaudited)

	Quarter Ended June 30,
	2008	2009
Sales
Process Management	$1,731	$1,505
Industrial Automation	1,271	813
Network Power	1,672	1,306
Climate Technologies	1,087	859
Appliance and Tools	998	771
	6,759	5,254
Eliminations	(191)	(163)
Total Emerson	$6,568	$5,091

	Quarter Ended June 30,
	2008	2009
Earnings
Process Management	$346	$222
Industrial Automation	186	41
Network Power	212	135
Climate Technologies	169	131
Appliance and Tools	138	108
	1,051	637
Differences in accounting methods	62	48
Corporate and other	(121)	(77)
Interest expense, net	(46)	(64)
Earnings from continuing operations before income taxes	$946	$544

	Quarter Ended June 30,
	2008	2009
Rationalization of operations
Process Management	$4	$18
Industrial Automation	5	13
Network Power	8	32
Climate Technologies	5	14
Appliance and Tools	2	6
Total Emerson	$24	$83

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(Dollars in millions, unaudited)

	Nine Months Ended June 30,
	2008	2009
Sales
Process Management	$4,764	$4,588
Industrial Automation	3,572	2,876
Network Power	4,598	4,021
Climate Technologies	2,809	2,284
Appliance and Tools	2,886	2,269
	18,629	16,038
Eliminations	(518)	(445)
Total Emerson	$18,111	$15,593

	Nine Months Ended June 30,
	2008	2009
Earnings
Process Management	$890	$782
Industrial Automation	528	291
Network Power	579	389
Climate Technologies	413	250
Appliance and Tools	409	248
	2,819	1,960
Differences in accounting methods	172	145
Corporate and other	(253)	(188)
Interest expense, net	(147)	(157)
Earnings from continuing operations before income taxes	$2,591	$1,760

	Nine Months Ended June 30,
	2008	2009
Rationalization of operations
Process Management	$8	$26
Industrial Automation	11	25
Network Power	16	82
Climate Technologies	10	36
Appliance and Tools	4	21
Total Emerson	$49	$190

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles non-GAAP measures with the most directly comparable GAAP measures (dollars in millions):

	Q3 2008	Q3 2009
Third Quarter Cash Flow
Operating Cash Flow	$827	$916
Capital Expenditures	155	116
Free Cash Flow (Non-GAAP)	$672	$800

Operating Profit	Q2 2009	Q3 2008	Q3 2009
Net Sales	$5,087	$6,568	$5,091
Cost of Sales	3,250	4,155	3,253
SG&A Expenses	1,119	1,321	1,089
Operating Profit (Non-GAAP)	718	1,092	749
Operating Profit Margin % (Non-GAAP)	14.1%	16.6%	14.7%
Other Deductions, Net	121	100	141
Interest Expense, Net	50	46	64
Pretax Earnings	$547	$946	$544
Pretax Earnings Margin %	10.8%	14.4%	10.7%

Net Sales	Q3 2009	Forecast Fiscal 2009
Underlying Sales (Non-GAAP)	-19%	~ -12 to -13%
Currency	-4%	-4%
Completed Acquisitions	1%	1%
Net Sales	-22%	~ -15 to -16%

Free Cash Flow (dollars in billions)		Forecast Fiscal 2009
Operating Cash Flow		~$3.0
Capital Expenditures		~$0.5 - $0.6
Free Cash Flow (Non-GAAP)		~$2.4 - $2.6

All amounts above are GAAP financial measures, except as noted.

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